                                                                  EXHIBIT 10.105

                              SETTLEMENT AGREEMENT
                              AND RELEASE OF CLAIMS

     This Settlement Agreement and Release of Claims (this "Agreement") is entered into as of the 10/th/ day of July, 2002, by and between REMEC, Inc., a California corporation, REMEC Wireless, Inc., a California corporation, REMEC Manufacturing Philippines, Inc., a Philippines company (REMEC Inc., REMEC Wireless, Inc. and REMEC Manufacturing Philippines, Inc., individually or collectively, as the context provides, being "REMEC"), P-Com, Inc., a Delaware corporation, and P-Com Italia S.p.A., an Italian corporation (P-Com, Inc. and P-Com Italia S.p.A individually or collectively, as the context provides, being "P-Com"). The term "Parties" shall be used to refer to REMEC and P-Com collectively. The term "Party" shall be used to refer to any of REMEC, Inc., REMEC Wireless, Inc., REMEC Manufacturing Philippines, Inc., P-Com, Inc. or P-Com Italia S.p.A. individually.

                                    RECITALS

          WHEREAS, on August 10, 1995, P-Com and REMEC entered into a Manufacturing Agreement pursuant to which REMEC agreed to manufacture, sell and deliver to P-Com, and P-Com agreed to purchase and accept from REMEC, Outdoor Units ("ODUs") and Intermediate Frequency Modules ("IFMs") in the quantities and at the prices specified therein; and

          WHEREAS, on August 11, 1997, P-Com and REMEC entered into a Phase II ODU and IFM Mutual Purchase Order Agreement (the "Phase II Agreement") for 10,000 23 GHz ODUs and 20,000 IFMs to be delivered during the period from January 1, 1997 through December 31, 1998; and

          WHEREAS, under the terms of the Phase II Agreement, P-Com agreed to provide REMEC with a monthly rolling six-month forecast of P-Com's ODU and IFM requirements (the "Rolling Forecast") that served as authorization for REMEC to purchase material; and

          WHEREAS, under the terms of the Phase II Agreement, REMEC was obligated to maintain an inventory stock level of specified modules to permit assembly, test and delivery of 500 each of any of several ODU configurations (the "Inventory Stock Level") and work-in-process that did not exceed another 500 units of such modules (the "WIP"); and

          WHEREAS, under the terms of the Phase II Agreement, in addition to the Inventory Stock Level and the WIP, REMEC was authorized to procure certain components with long procurement lead times to achieve specified inventory levels (the "Long-Lead Material"); and

          WHEREAS, on February 17,1998, P-Com and REMEC entered into a Memorandum of Understanding pursuant to which P-Com agreed to award REMEC a contract for an additional 10,000 ODUs to be delivered during a one year period; and

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          WHEREAS, on June 2, 1998, P-Com sent REMEC the June 1998 Rolling
Forecast with projected releases totaling 3,500 ODUs and 2,300 IFMs between June and November, 1998; and

          WHEREAS, on July 17, 1998, P-Com sent REMEC the July 1998 Rolling Forecast with a lower six-month forecast, reducing ODUs by 2,250 to 1,250 and IFMs by 1,950 to 350; and

          WHEREAS, REMEC had purchased and has been storing a significant amount of unused material associated with the Inventory Stock Level, WIP and Long-Lead Material (together, the "Excess Material Inventory") as a result of the reduction in actual orders from the orders projected by P-Com in the June 1998 Rolling Forecast; and

          WHEREAS, the Parties have recognized (and P-Com has acknowledged) P-Com's liability to REMEC for the cost of the Excess Material Inventory, and despite the Parties' efforts to resolve this liability in a mutually satisfactory manner and use the excess inventory on new orders, the liability for the Excess Material Inventory is currently US$1,552,046 (the "Excess Material Liability"); and

          WHEREAS, P-Com, Inc. has a net account receivable owed to REMEC of US$91,307.00 and P-Com Italia S.p.A. has a net account receivable owed to REMEC of US$88,650.00; and

          WHEREAS, a dispute has arisen between the Parties regarding the amount of payments owed to REMEC for such products and services and REMEC has claims against P-Com exceeding US$3 Million arising from these matters; and

          WHEREAS, REMEC Manufacturing Philippines, Inc. purchased from the distributor of Agilent certain ATF13336 transistors manufactured by Agilent on behalf of P-Com Italia S.p.A. (the "Transistor Sale" and such transistors being the "Agilent Transistors") for a purchase price of US$47,560, P-Com Italia S.p.A. has returned such transistors to REMEC Manufacturing Philippines, Inc., and REMEC Manufacturing Philippines, Inc. and P-Com Italia S.p.A. previously settled the dispute related to such transistors; and

          WHEREAS, REMEC and P-Com desire to settle and release any and all claims (including any and all claims arising out of or in any way connected with the Transistor Sale to the extent not previously settled or released) and amounts due arising out of or in any way connected with the matters described above or arising out of or in any way connected with any other matters between or among the Parties related to the purchase, sale or provision of any Covered Products, Services and Commitments (as defined below), in each case, on and subject to the terms provided herein.

          WHEREAS, REMEC has agreed to apply the settlement amount received pursuant to this Agreement to purchase from Cagan McAfee Capital Partners, a California limited liability company ("Cagan"), Cagan's beneficial interest in certain 4 1/4% Subordinated Convertible Notes due November 2002 and issued by P-Com, Inc. (the "Notes"). REMEC has also agreed to the restructuring (the "Restructuring") of the Notes

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(such Notes as restructured being the "Restructured Notes") as described in the
Letter of Intent set forth at Exhibit A hereto (the "Letter of Intent") and has agreed to convert a portion of the Notes purchased from Cagan. It is understood that Cagan will acquire the Cagan Notes (as defined below) from Alta Partners Discount Convertible Arbitrage Holdings, Ltd. ("Alta") through the exercise of a Purchase Option entered into between Cagan and Alta as of June 12, 2002 (the "Purchase Option").

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and the exchange of good and valuable consideration, the Parties hereby agree as follows:

     Section 1. Definitions. The following terms shall have the meanings specified below:

          (a) "Claims" means any and all claims, causes of action, rights, obligations, debts, liabilities, accounts, liens, damages (whether general, special, consequential, punitive or otherwise), losses and expenses of any kind and nature whatsoever, whether known or unknown, foreseen or unforeseen, patent or latent, suspected or unsuspected, contingent or unliquidated, which any Party previously had, currently has or may have, arising from, accrued under, relating to, or based upon any cause, matter or reason whatsoever relating to any and all claims, causes of action, rights, obligations, debts, liabilities, liens, damages, losses and expenses whether or not asserted, that either Party ever had, now has or hereafter shall or may have arising out of or in any way relating to the order, manufacture, supply and furnishing of the Covered Products, Services and Commitments.

          (b) "Covered Products, Services and Commitments" means (i) any and all 23 gigahertz modules, transistors, or any other products manufactured or delivered by REMEC or ordered from REMEC under or pursuant to purchase orders therefor given by P-Com to REMEC before the date hereof, (ii) any and all services provided to P-Com by REMEC or to REMEC by P-Com before the date hereof and (iii) any and all commitments or obligations made or incurred before the date hereof by P-Com to purchase any modules, transistors or other products or services from REMEC or made or incurred before the date hereof by REMEC to purchase any modules, transistors or other products or services from P-Com.

          (c) "Cagan Notes" means US$4,600,000 in aggregate principal amount of beneficial interests held by Alta in the Notes.

          (d) "DTC" means the Depository Trust Company, its nominees and their respective successors.

          (e) "Indenture" means that certain Indenture dated as of November 1, 1997, by and between P-Com, Inc., as issuer, and State Street Bank and Trust Company of California, N.A., as trustee.

     Section 2. Payment. Subject to the terms of this Agreement, P-Com agrees to pay in settlement of the Claims the sum of US$2,618,063.28 (the "Settlement Amount") in

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immediately available funds by wire transfer to the account and designee designated by REMEC to P-Com in writing.

     Section 3. Purchase and Conversion of Notes. Subject to the terms of this Agreement, REMEC shall apply the Settlement Amount to the purchase by REMEC of the Cagan Notes pursuant to a Note Purchase Agreement substantially in the form set forth at Exhibit B to this Agreement (the "Note Purchase Agreement"). Immediately upon the purchase of the Cagan Notes, REMEC shall convert an aggregate principal amount of US$2,300,000 of the Cagan Notes into Common Stock (as defined below). The conversion price for such conversion shall be US$2.50 and REMEC shall, therefore, receive from P-Com, Inc. 920,000 shares of Common Stock. Upon the purchase of the Cagan Notes, REMEC shall also consent to the Restructuring by executing the Letter of Intent. REMEC and P-Com agree and acknowledge that REMEC may not transfer any or all of the Cagan Notes, unless the transferee of such transfer expressly agrees to be bound by the Letter of Intent in respect of the Cagan Notes and that in such event the Letter of Intent shall be freely assignable by REMEC to such transferee.

     Section 4. Release of Claims.

          (a) Notwithstanding the provisions of Section 1542 of the California Civil Code, excepting the covenants, agreements, stipulations and provisions contained in this Agreement, each Party to this Agreement does hereby, effective only as of the Closing Date (as defined below), for itself, and on behalf of its predecessors, successors, agents, employees, assigns, independent contractors, attorneys, officers, directors, partners, stockholders, affiliated corporations, subsidiaries and insurers release, acquit and forever discharge each other Party and its predecessors, successors, agents, employees, assigns, independent contractors, attorneys, officers, directors, partners, stockholders, affiliated corporations, subsidiaries and insurers of and from any and all Claims (as defined), as limited by Section 11(a) below.

          (b) The Parties further acknowledge that they each have been informed of the provisions of Section 1542 of the Civil Code of the State of California and do hereby expressly waive and relinquish all rights and benefits that they have or may have had under said Section, which reads as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          (c) The Parties understand and acknowledge the significance and consequences of a waiver of Section 1542, and hereby assume full responsibility for any injuries, damages or losses that they may incur as a result of the execution of this Agreement.

          (d) The Parties acknowledge that they are aware that they may hereafter discover facts different from or in addition to those they now know or believe to be true with respect to the claims, causes of action, rights, obligations, debts, liabilities, accounts,

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liens, damages, losses and expenses herein released, and each agrees that the within release shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

          (e) The Parties each agree that each will not make, assert or maintain against any other Party released in this Agreement any claim, demand, action, suit or proceeding arising out of or in connection with the matters respectively released herein. This Agreement may be pleaded as a full and complete defense to, and may be used as a basis for an injunction against any action, suit or other proceeding which may be prosecuted, instituted or attempted by or on behalf of any Party hereto in breach of this Agreement.

     Section 5. Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, CA 94104-2878, at 10:00 a.m. (local time), on July 11, 2002, or at such other time and place as REMEC and P-Com mutually agree upon, orally or in writing (such time and place being the "Closing" and the date on which the Closing takes place being the "Closing Date"). At the Closing, (a) P-Com shall deliver to REMEC the Settlement Amount, (b) REMEC shall deliver to P-Com the Letter of Intent, and (c) the release of the Claims, as set forth in Section 4 of this Agreement, shall become effective.

     Section 6. Representations and Warranties of P-Com. P-Com, jointly and severally, represent and warrant to REMEC as follows, as of the date hereof and as of the Closing Date:

          (a) Organization and Good Standing. P-Com, Inc. is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted. P-Com Italia S.p.A is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of Italy, and has all requisite corporate power and authority to carry on its business as now conducted.

          (b) Authorization. All corporate action on the part of P-Com, Inc. and/or P-Com Italia S.p.A., and of their respective officers, directors and shareholders, necessary for (i) the authorization, execution and delivery of this Agreement by P-Com, Inc. and P-Com Italia S.p.A., (ii) the performance of all of obligations of P-Com, Inc. and/or P-Com Italia S.p.A. under this Agreement, and (iii) the authorization, issuance and delivery of the shares of P-Com, Inc.'s capital stock issuable on conversion of the Cagan Notes, has been taken. This Agreement, when executed and delivered by P-Com, will constitute valid and binding obligations of P-Com, Inc. and P-Com Italia S.p.A., enforceable in accordance with its terms.

          (c) Capitalization. The authorized capital of P-Com, Inc. consists, or will consist, immediately prior to the Closing, of:

               (i) 2,000,000 shares of Preferred Stock of P-Com, Inc., par value US$0.0001 per share (the "Preferred Stock"), of which none are outstanding.

               (ii) 69,000,000 shares of Common Stock of P-Com, Inc., par value US$0.0001 per share (the "Common Stock"), 30,021,384 shares of which are issued and

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outstanding immediately prior to the Closing. All of the outstanding shares of
Common Stock have been duly authorized, fully paid and are nonassessable and issued in compliance with all applicable federal and state securities laws.

               (iii) Except for warrants for 750,000 shares of Common Stock issued to Silicon Valley Bank in connection with a loan transaction letter of intent (without giving effect to the 1 for 5 reverse stock split effected by P-Com, Inc. on June 27, 2002) and except as otherwise set forth in any SEC Report (as defined below), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from P-Com, Inc. of any shares of its capital stock.

          (d) No Violation. None of the execution and delivery of this Agreement, the transfer of the Cagan Notes as contemplated by the Note Purchase Agreement, or the issuance of Common Stock upon the conversion of the Cagan Notes (the "Conversion Shares"), nor any of the other transactions contemplated hereby or thereby, or compliance with the provisions hereof or thereof, by P-Com, Inc. and/or P-Com Italia S.p.A., will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, bylaws or other charter documents of P-Com, Inc. and/or P-Com Italia S.p.A., (ii) violate any order, writ, injunction, decree, statue, rule or regulation applicable to P-Com, Inc. and/or P-Com Italia S.p.A. or by which any of its properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation (including any NASDAQ listing agreement) to which P-Com, Inc. and/or P-Com Italia S.p.A. is a party or by which its properties or assets may be bound.

          (e) Notes/Conversion Shares. The Cagan Notes were duly and validly issued and are freely transferable by Alta or REMEC without restriction and freely convertible, subject only to the terms of the Indenture, at the option of REMEC. The Cagan Notes are now freely tradeable by Alta or REMEC without further registration with the SEC and without the need to provide a Rule 144 legal opinion. 1,840,000 shares of Common Stock have been duly and validly reserved for the conversion of the Cagan Notes and upon issuance will be duly and validly issued, fully paid, and non-assessable, will be free of any liens, restrictions or encumbrances other than any liens or encumbrances created or imposed thereon by the holders of the Cagan Notes and, if applicable, by any securities laws, and will be represented by stock certificates free of any legends or, at the option of REMEC, registered for the benefit of REMEC with DTC in a form free of restrictive legends on the security position listing for the Common Stock maintained by DTC. Upon the conversion of any or all of the Cagan Notes, the Common Stock issued to REMEC Inc. shall be freely tradeable by REMEC, Inc. The face amount of the Notes currently outstanding is US$29,300,000.

          (f) Affiliates; Share Certificates. Neither Cagan nor Alta are "affiliates" of P-Com, Inc., as such term is defined in Rule 144 of the Securities Act of 1933 (an "Affiliate"). From the date that is 2 years prior to the date of this Agreement until the date

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of this Agreement, no Affiliate has held, beneficially or legally, any portion of the Cagan Note.

          (g) SEC Filings. P-Com, Inc. has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents are referred to in this Agreement as the "SEC Reports"). All the SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933 and the Securities and Exchange Act of 1934. As of their respective dates (except as subsequently amended), none of the SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein), at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Reports, to the knowledge of P-Com, Inc., no director, officer or stockholder of P-Com, Inc. has failed to comply with any filing requirements under Section 13 or Section 16(a) of the Securities Exchange Act of 1934. At present there is no material information about P-Com not publicly available which would be required to be disclosed in a material developments section on Form S-3.

          (h) NASDAQ Listing. The Common Stock is currently listed for trading on the NASDAQ National Markets. To the extent any Common Stock is listed for trading on the NASDAQ National Markets, the Conversion Shares will be listed for trading on the NASDAQ National Market. Except as disclosed to REMEC by P-Com, no threat of delisting has been received by P-Com.

          (i) Restructuring. All of the conditions to the consummation of the Restructuring set forth at "Conditions of Restructuring" in the Annex to the Letter of Intent, other than the negotiation, execution and delivery of definitive documentation (and definitive delivery and acceptance of delivery of Existing Notes in acceptance of the Restructuring) as provided therein, have been met or will be met upon Closing.

          (j) Non-Public Information. P-Com has not disclosed to REMEC any non-public information about P-Com.

     Section 7. Representations and Warranties of REMEC. REMEC hereby, jointly and severally, represent and warrant to P-Com as follows, as of the date hereof and as of the Closing Date:

          (a) Organization and Good Standing. REMEC Inc. is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted. REMEC Wireless Inc. is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted. REMEC Manufacturing Philippines Inc. is a company duly organized, validly

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existing and in good standing under, and by virtue of, the laws of the
Philippines and has all requisite corporate power and authority to carry on its business as now conducted.

          (b) Authorization. All corporate action on the part of REMEC, Inc., REMEC Wireless, Inc. and/or REMEC Manufacturing Philippines, Inc., and their respective officers, directors and shareholders, necessary for (i) the authorization, execution and delivery of this Agreement by REMEC, Inc., REMEC Wireless, Inc. and REMEC Manufacturing Philippines, Inc. and (ii) the performance of all obligations of REMEC, Inc., REMEC Wireless, Inc. and/or REMEC Manufacturing Philippines, Inc. under this Agreement, has been taken. This Agreement, when executed and delivered by REMEC, will constitute valid and binding obligations of REMEC, Inc., REMEC Wireless, Inc. and REMEC Manufacturing Philippines, Inc., enforceable in accordance with its terms.

     Section 8. Covenants.

          (a) Recognition of REMEC as Holder. Upon the Closing Date and until REMEC transfers its interest in the Cagan Notes, P-Com shall recognize REMEC as the beneficial holder of the Cagan Notes.

          (b) Indemnification. P-Com hereby agrees for itself and for its legal representatives, successors and assigns, to indemnify, defend and hold harmless REMEC and its directors, officers, stockholders, partners, employees, agents, subsidiaries and successors in interest (collectively, the "Indemnified Parties") from and against any and all Indemnified Claims (as defined below) incurred by any Indemnified Parties or asserted against any Indemnified Parties by or through any holder, legal or beneficial, of any portion of the Notes, arising out of, related to, or in connection with (i) the Restructuring, (ii) REMEC's participation in the Restructuring, or (iii) REMEC's purchase of the Cagan Notes. "Indemnified Claims" shall mean any and all liability, costs, expenses, claims, demands, fines, penalties, causes of action or other obligation of whatever nature whether under express or implied contract, at common law or under any applicable law, rule or regulation, and court costs and reasonable attorneys' fees.

          (c) Registration of Restructured Note. P-Com Inc. will file a registration statement with the Securities and Exchange Commission covering the resale of the Restructured Notes and the common stock issuable upon conversion thereof within 60 days after the closing of the Restructuring. P-Com Inc. will use reasonable efforts to have the registration statement declared effective by the date that is 30 days after the date of filing such registration statement.

          (d) Share Certificates. Promptly upon conversion of US$2,300,000 in principal amount of the Cagan Notes in accordance with the provisions of the Indenture and applicable procedures of DTC, P-Com, at REMEC's option, either shall deliver to REMEC an unlegended stock certificate representing 920,000 shares of Common Stock issued in the name of REMEC, Inc. or authorize registration of 920,000 shares of unlegended Common Stock with DTC for the benefit of REMEC, Inc on the security position listing for the Common Stock maintained by DTC.

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          (d) Conversion Price. The conversion price applicable to the Cagan
Notes or any portion of the Restructured Notes held by REMEC shall be no higher than the conversion price applicable to the Notes or Restructured Notes held by any other holder.

          (e) Agilent Refunds. REMEC hereby agrees to use commercially reasonable efforts to assist P-Com in returning the Aglient Transistors to Aglient and, on behalf of P-Com, to facilitate the refund by Agilent of any purchase price of the Aglient Transistors to which P-Com or REMEC is legally entitled. REMEC shall not be obligated to undertake any legal action to recover such refund. REMEC hereby agrees that to the extent REMEC receives from Agilent any refund of the purchase price of the Aglient Transistors and to the extent such refund exceeds US$23,780, REMEC shall forward such portion of the refunded purchase price which exceeds US$23,780 to P-Com.

          (f) P-Com Italia Wire Transfers. Upon REMEC's confirmation that wire transfers made by P-Com Italia S.p.A. in March 2002 in payment of REMEC Invoice Numbers 300/20202484 and 300/20202469 were received by REMEC in an amount exceeding US$13,433, REMEC shall promptly pay to P-Com an amount equal to the excess of the such amounts received by REMEC over US$13,433. In the event REMEC did not receive payment from P-Com Italia S.p.A. in an amount exceeding US$13,433 with respect to such invoices, P-Com shall promptly pay to REMEC an amount equal to the difference between US$13,433 and the amount, if any, actually received by REMEC.

     Section 9. Conditions of REMEC's Obligations to Close. The obligations of REMEC to P-Com under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

          (a) The representations and warranties of P-Com contained in Section 6 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date and P-Com shall have performed and complied with all covenants and agreements required to be performed or complied with pursuant to this Agreement on or prior to Closing.

          (b) The Settlement Amount shall be delivered in accordance with the wire transfer instructions provided to P-Com in accordance with Section 2 of this Agreement.

          (c) The Note Purchase Agreement, and all documents to be delivered to REMEC pursuant to the Note Purchase Agreement, shall be fully completed, executed and delivered to REMEC, all on terms and in a form acceptable to REMEC in its sole discretion.

          (d) The Purchase Option shall be fully exercised in an manner satisfactory to REMEC.

          (e) A counterpart of the Letter of Intent shall be fully executed by P-Com, Inc. and delivered to REMEC.

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For purposes of clarification, and without limitation, unless and until the
Closing takes place, the obligations of REMEC to release the Claims as set forth in this Agreement shall be of no effect.

     Section 10. Conditions of P-Com's Obligations to Close. The obligations of P-Com to REMEC under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

          (a) The representations and warranties of REMEC contained in Section 7 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date and REMEC shall have performed and complied with all covenants and agreements required to be performed or complied with pursuant to this Agreement on or prior to Closing.

          (b) A counterpart of the Letter of Intent shall be fully executed by REMEC, Inc. and delivered to P-Com.

For purposes of clarification, and without limitation, unless and until the Closing takes place, the obligations of P-Com to release the Claims as set forth in this Agreement shall be of no effect.

     Section 11. Miscellaneous.

          (a) Limitation of Release. Notwithstanding the release contained in
Section 4 of this Agreement, this Agreement and the releases set forth in
Section 4 are not intended and shall not be construed as a release or discharge of the Parties' continuing contractual obligations or defenses with respect to indemnification, product defects, limitations on liability, ownership of intellectual property, confidentiality or product liabilities claims arising under any contract or any applicable law.

          (b) P-Com's Right to Modules. P-Com shall have the right to take possession of or title to any or all of the 23 gigahertz modules produced by REMEC for P-Com pursuant to the Phase II Agreement that P-Com has not already taken possession of or title to. P-Com agrees to take physical possession of any of the 23 gigahertz modules produced by REMEC for which P-Com elects to take title to pursuant to this Agreement by no later than July 22, 2002. Any of such 23 gigahertz modules shall be taken by P-Com on an "AS IS WHERE IS" basis and the Parties hereby acknowledge that, other than as specifically reserved by
Section 11(a) and this Section 11(b), any claims relating to such modules, whether arising by contract or any applicable law, shall be deemed to be Claims and are released by this Agreement.

          (c) No Admission of Liability; Governing Law. Nothing contained in this Agreement shall constitute or be treated as an admission by any Party of liability, of any wrongdoing, or of any violation of law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. The Parties further agree that proper venue for any dispute arising out of or relating to this Agreement will be San Diego, California.

          (d) Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding on and inure to the benefit of the successors and assigns of each Party.

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Notwithstanding the foregoing, no Party hereto shall either voluntarily or by operation of law assign or transfer its rights under this Agreement without the prior written consent of all of the other Parties, such consent not to be unreasonably withheld. This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and any such successor or permitted assign of a Party.

          (e) Attorneys Fees. If any Party commences any action against another Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms of this Agreement, the prevailing Party shall be entitled, in addition to any other relief granted, to all costs and expenses incurred by such prevailing Party in connection with such action, including, without limitation, all reasonable attorney's fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. The "prevailing party", for purposes of this Agreement, means the Party determined by the court to have most nearly prevailed, even if such Party did not prevail in all matters, but not necessarily the one in whose favor judgment is rendered.

          (f) Entire Agreement. The Parties each acknowledge and represent that no promise, representation, or inducement not contained in this Agreement or the Letter of Intent, has been made to them and that this Agreement and the Letter of Intent, contains the entire understanding between the Parties and contains all terms and conditions pertaining to the within compromise and settlement of the disputes referenced herein. No express or implied warranties, covenants or representations have been made concerning the subject matter of this Agreement unless expressly stated. Any prior written or oral negotiations not contained in this Agreement are not of any force or effect whatsoever. In executing this Agreement, the Parties have not and do not rely on any statements, inducements, promises, or representations made by the other Party or their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, except those specifically set forth in this Agreement or the Letter of Intent. The Parties further acknowledge that the terms of this Agreement are contractual and not a mere recital.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that Party.

          (h) Titles and Subtitles. The titles and subtitles used in this Agreement are used principally for the purpose of reference and shall not, by themselves, affect the meaning or interpretation of this Agreement.

          (i) Finder's Fee. Each Party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each Party agrees to indemnify and to hold harmless each other Party from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Party or any of its officers, employees, or representatives is responsible.

          (j) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, each Party agrees to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each Party as closely as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then the Agreement shall be interpreted as if such provision were so excluded, but so as to maintain the economic position of each Party as closely as possible to that contemplated under the terms of this Agreement without exclusion of such provision.

          (k) Ability to Enter Into Agreement. Each Party acknowledges that it has read this Agreement, that each fully understands its rights, privileges and duties under this Agreement, and that each enters into this Agreement freely and voluntarily. Each Party further acknowledges that it has had the opportunity to consult with an attorney of its choice to explain the terms of this Agreement and the consequences of signing it.

          (l) Equal Opportunity to Draft Agreement. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because the Party drafted or caused the Party's legal representative to draft any of these provisions. This Agreement shall be construed without reference to the identity of the Party or Parties preparing the same, it being expressly understood and agreed that the Parties participated equally or had equal opportunity to participate in the drafting thereof.

          (m) Waiver. The failure of any Party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such Party thereafter from enforcing such provision or any other provision of this Agreement. The rights and remedies granted all Parties are cumulative and the election of one right or remedy shall not constitute a waiver of such Party's right to assert all other legal remedies available under this Agreement or otherwise provided by law.

          (n) Termination. If the Closing has not been previously consummated, this Agreement shall terminate on the earlier to occur of any of the following events:

               (i) the mutual written agreement of P-Com and REMEC; or

               (ii) automatically if the Closing has not occurred by the close of business on July 15, 2002.

Nothing in this Section 11(n) shall relieve any Party of any liability for a breach of this Agreement prior to the termination of this Agreement. Except as provided for above and except for the provisions of this Section 11, upon the termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Release of Claims on the day and year first set forth above.

                  REMEC, INC.

                  By: /s/ David Morash
                     ----------------------------------
                  Name:  David Morash
                  Title: EVP, Chief Financial Officer


                  REMEC WIRELESS, INC.

                  By: /s/ David Morash
                     ----------------------------------
                  Name:  David Morash
                  Title: Chief Financial Officer


                  REMEC MANUFACTURING PHILIPPINES, INC.

                  By: /s/ David Morash
                     ----------------------------------
                  Name:  David Morash
                  Title: Director


                  P-COM, INC.

                  By: /s/ Leighton Stephenson
                     ----------------------------------
                  Name:  Leighton J. Stephenson
                  Title: VP, Chief Financial Officer


                  P-COM ITALIA S.P.A.

                  By: /s/ Leighton Stephenson
                     ----------------------------------
                  Name:  Leighton J. Stephenson
                  Title: Managing Director, Chief Financial Officer

                                    EXHIBIT A

                                LETTER OF INTENT

                                 [See attached.]

                                   P-COM, INC.
                         3175 South Winchester Boulevard
                           Campbell, California 95008

                                 April 11, 2002

To The Beneficial Holders of the Notes
Listed on the Signature Pages hereof

              Letter of Intent regarding Proposed Restructuring of
          4 1/4% Convertible Subordinated Notes due 2002 (the "Notes")

Ladies and Gentlemen:

     This letter, upon execution and delivery of counterparts thereof to P-Com, Inc. (the "Company"), shall constitute and confirm an agreement between the Company and each beneficial holder (each an "Undersigned Holder") of Notes (in the aggregate principal amount indicated in the signature block of such Undersigned Holder below) delivering such a counterpart regarding the restructuring of the Notes as further described below (the "Restructuring").

               Section 1. The Restructuring. The terms of the Restructuring shall be as set forth in the Annex hereto.

               Section 2. Closing Date. The closing date of the Restructuring shall occur on November 1, 2002, subject to due satisfaction or waiver of the closing conditions to consummation of the Restructuring provided for in the definitive documentation for the Restructuring.

               Section 3. Agreement to Accept Restructuring. Intending to be bound hereby, the Company and each Undersigned Holder, in respect of the full aggregate principal amount of Notes beneficially held by such Undersigned Holder and listed in the signature block of such Undersigned Holder's counterpart hereto, agree to accept and consummate the Restructuring on the terms and subject to the conditions thereof described in this Letter of Intent (including the Annex hereto) and each Undersigned Holder agrees to effect such delivery of the Notes beneficially held by it in such principal amount, and the parties hereto agree otherwise to execute and deliver such documentation, as is contemplated in this Letter of Intent to consummate the Restructuring on such terms and subject to such conditions. Notwithstanding the foregoing, in the event that P-Com should enter into an agreement with any holder of a beneficial interest in the Notes providing for issuance of restructured notes in a restructuring of the Notes so beneficially held by such holder on terms ("Alternative Restructuring Terms") more favorable to such holder than are the terms of the Restructuring provided for herein to the Undersigned Holders, any Undersigned Holder may, at such Undersigned Holder's election upon such Undersigned Holders agreement to be bound by such Alternative Terms, be released from its obligation to consummate the Restructuring provided for herein.

               Section 4. Fees and Expenses. Each of the Company and the Undersigned Holder shall be responsible for its own costs and expenses incurred in connection with the Restructuring, whether or not the Restructuring is consummated.

               Section 5. Effectiveness, Termination of Letter of Intent. The agreements contained herein shall become effective only on such date on which counterparts of this Letter of Intent shall have been executed and delivered by the Company and beneficial holders of Notes whose counterpart signature blocks hereto list principal amounts of Notes that aggregate to an amount of at least $11,000,000. This Letter of Intent shall be of no force or effect unless and until such counterparts are so executed and delivered. Except for the provisions of Section 4 hereof, this Letter of Intent will be superceded, and will be of no further force or effect, upon the consummation of the Restructuring on the Closing Date or if such consummation has not occurred on or before November 1, 2002, on November 1, 2002.

               Section 6. Governing Law, Amendments, Etc. This Letter of Intent shall in all respects be governed by and construed in accordance with the laws of the State of New York. This Letter of Intent may only be amended by a written instrument signed by authorized representatives of each of the parties hereto. This Letter of Intent may be executed by the parties hereto in counterparts and by facsimile transmission, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

               Section 7. Entire Understanding. This Letter of Intent embodies the entire understanding of the parties with respect to the Restructuring contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto.

               Please indicate your agreement with the foregoing by signing a copy of this letter and returning it to the Company via facsimile no. (408) 866-3678; Attention: Leighton J. Stephenson.

                                                  Very truly yours,

                                                  P-COM, INC.


                                                  By /s/ Leighton Stephenson
                                                    ---------------------------
                                                  Name:  Leighton J. Stephenson
                                                  Title: Chief Financial Officer

                               HOLDER COUNTERPART
                                       to
                      Letter of Intent dated April 11, 2002

Accepted and agreed to as of
the date written below:


NAME OF BENEFICIAL NOTEHOLDER:

REMEC, INC.


By /s/ David Morash
  ------------------------------
Name:  David Morash
Title: Chief Financial Officer
Date:  July 11, 2002
Principal Amount of Notes Beneficially Held: $4,600,000

                                      ANNEX
                                       to
                   Letter of Intent dated as of April 11, 2002

                                   P-COM, INC.

                                Restructuring of
      4 1/4% Convertible Subordinated Notes due 2002 (the "Existing Notes")

                                SUMMARY OF TERMS

HOLDER                   Only a holder of Existing Notes that is an "accredited
QUALIFICATIONS:          investor" as defined in Rule 501 of Regulation D under
                         the Securities Act of 1933 will be entitled to participate in the Restructuring (as defined in the Letter of intent relating to this Summary of Terms (the
                         "Letter of Intent")).

RESTRUCTURING            Each holder of Existing Notes accepting the
CONSIDERATION:           Restructuring will be entitled to receive the following
                         in respect of Existing Notes beneficially held by such holder and delivered in acceptance of the
                         Restructuring:

                         (i) Restructured Notes. On November 1, 2002 (the "Closing Date"), in exchange for such aggregate principal amount of Existing Notes beneficially held by each holder and delivered in acceptance of the Restructuring that have not prior to the Closing Date been converted into shares of common stock of the Company, such holder will receive restructured notes having the terms described below ("Restructured Notes") in an aggregate face principal amount equal to such aggregate principal amount of Existing Notes.

                         (ii) Pre-Closing Date Conversion. At any time prior to the Closing Date, each holder will be entitled to convert the beneficial interest in the Existing Notes held by such holder and delivered in acceptance of the Restructuring into common stock of the Company under the existing terms of the Existing Notes; provided, however, that (A) the conversion price applicable to such conversion of the Existing Notes shall be reduced by the Company pursuant to (and effective starting on the earliest date following the effectiveness of the Letter of Intent permissible under) the indenture for the Existing Notes so as to be not more than $0.50 per share of common stock at any time prior to the Closing Date and (B) effective starting on the earliest date permissible under the indenture for the Existing Notes following the first trading day after any announcement of a merger by the Company, such reduced conversion price applicable to such conversion of the Existing Notes shall be adjusted to the lower of: (x) $0.50; and
                         (y) 350% of the per share trading price of the Company's common stock at the end of trading on the day following the day of the announcement of the merger. The Company represents and warrants, in respect of common stock issued pursuant to conversion under the provisions of this paragraph (ii) ("Pre-Closing Conversion Stock"), that such Pre-Closing Conversion Stock will be eligible to be freely resold under Rule 144(k) under the Securities Act of 1933, assuming that the holder consummating such resale is not an affiliate of the Company

                         (iii) Accrued Interest on Existing Notes Exchanged for Restructured Notes. All accrued, unpaid interest on the Existing Notes delivered in the Restructuring will be paid when due under the Existing Notes.

TERMS OF                 The Restructured Notes will have terms that include the
RESTRUCTURED             following, and will otherwise have terms substantially
NOTES:                   the same as the Existing Notes:

   Maturity:             Fifth anniversary of the Closing Date; provided,
                         however, that the maturity shall be the third anniversary of the Closing Date in the event that the Company shall not, on or before November 1, 2002, have consummated a merger (a "Qualifying Merger") with any company such that the company resulting from such merger shall have, at any time during the period beginning on consummation of such merger and ending on November 1, 2002, at least $12 million in cash and cash equivalent assets.

   Interest:             Payable semiannually in arrears on May 1 and November
                         1, commencing on May 1, 2003. Interest will be so payable on each holder's Restructured Notes in the form, at such holder's option exercised not later than 30 days prior to the payment date for such interest, of either (i) cash in the amount of such interest accrued at the rate of 4 1/4% per annum or (ii) shares of common stock of the Company having a value (determined using a per share value of the average of the market price per share of the Company's common stock for each of the 30 consecutive trading days immediately preceding the payment date of such interest) equal to the amount of such interest accrued at the rate of

                         6% per annum; provided, however, that in the event the Company shall not, on or before November 1, 2002, have consummated a Qualifying Merger, the rate of interest applicable to the Restructured Notes will be 7% per annum, and such interest shall be payable in cash.

   Conversion:           (i) At the Holder's Option: Prior to maturity, the
                         principal of any Restructured Note may be converted in full or in part at the option of the holder of such Restructured Note into common stock of the Company at a conversion rate of one share per principal amount of Restructured Notes equal to the Conversion Price. The
                         "Conversion Price" shall initially be $1.00, subject to customary adjustments; provided, that in the event that the Company shall not, on or before November 1, 2002, have consummated a Qualifying Merger, the Conversion
                         Price will initially be the lesser of (x) $1.00 and (y)
                         300% of the weighted average of gross proceeds per share of Company common stock received by the Company as consideration in all issuances of its common stock after January 24, 2002 and on or before the Closing
                         Date (excluding, however, issuances upon conversion of the Existing Notes). The Conversion Price will be subject to customary adjustments.

                         (ii) At the Company's Option: The Company will have the right, at its option on any date that is both (x) on or after January 1, 2003 and (y) within a period of 30 consecutive trading days during which the market price of the Company's common stock exceeded 100% (or, in the event that the Company shall not, on or before November 1, 2002, have consummated a Qualifying Merger, 150%) of the Conversion Price in effect for at least any five trading days during such period, to convert in full or in part any of the Restructured Notes into common stock of the Company at a conversion rate of one share per principal amount of Restructured Notes equal to the Conversion Price; provided, however, that the Company will not be entitled to exercise its conversion option
                         (i) if the registration statement provided for in the Registration Rights Agreement shall not have become effective and (ii) unless the market price of the Company's common stock exceeded the Conversion Price in effect on the trading day immediately preceding the date on which the Company gives notice to exercise such conversion option.

   Subordination:        The Restructured Notes will be subordinated to all of
                         the Company's existing and future secured indebtedness constituting Senior Indebtedness as such term is defined for purposes of the Existing Notes. The
                         Restructured Notes will
                         be effectively subordinated to all liabilities
                         (including trade payables) of the Company's subsidiaries.

   Redemption:           The Company will have the right at any time, at its
                         option, to redeem in full or in part any of the Restructured Notes at par (payable in cash) plus, in the case of each holder's Restructured Notes so redeemed, unpaid interest accrued to the date of redemption on the principal so redeemed and payable in cash or common stock of the Company, as elected by such holder, on the terms described above under "Interest".

   Registration Rights:  The Company will file a registration statement with the
                         Securities and Exchange Commission covering the resale of the Restructured Notes and the common stock issuable upon conversion thereof within 90 days after the Closing Date. The Company will use reasonable efforts to have the registration statement declared effective by the date (the "Target Effectiveness Date") that is the earlier of (x) the date six months after the Closing Date and (y) the date of effectiveness of any registration statement covering resales of common stock issued in a transaction referred to in paragraph (iii) under "Conditions of Restructuring" below, and will use reasonable efforts to keep the registration statement effective until the earlier, with respect to all securities covered by the registration statement, of
                         (i) the sale of such securities pursuant to the registration statement or (ii) the expiration of the Rule 144(k) holding period applicable to such securities. In the event that the registration statement provided for in the Registration Rights Agreement has not become effective by the Target Effectiveness Date, the Company will pay liquidated damages to each holder of the Restructured Notes accruing, from the Target Effectiveness Date until such registration statement becomes effective, at the rate of 0.5% per annum on the outstanding principal amount of the Restructured Notes held by such holder, such rate to increase by 0.5% per annum on every 90th day after the Target Effectiveness Date on which such registration statement continues to not be effective.

CONDITIONS OF            Consummation of the Restructuring will be subject to
RESTRUCTURING:           due satisfaction or waiver of conditions that include
                         the following and such others as are provided for in the definitive documentation for the Restructuring:

                         (i) Definitive Documentation: Negotiation, execution and delivery of definitive documentation providing for the Restructuring on terms including those described in this Summary of Terms and the Letter of Intent and otherwise mutually acceptable to the Company, the holders of Existing Notes accepting the Restructuring and the trustees and depositaries for the Existing Notes and Restructuring Notes, including, without limitation:

                               - Documentation providing for the delivery of Existing Notes in acceptance of the Restructuring, which will include among others representations and warranties by the accepting holders as to their status as accredited investors and as otherwise appropriate for purposes of determining that issuance of the Restructured Notes qualifies under Regulation D for exemption from registration under the Securities Act of 1933;

                               - an indenture and global note evidencing the Restructured Notes;

                               - a registration rights agreement (the
                               "Registration Rights Agreement") among the
                               Company and the holders of Existing Notes receiving Restructured Notes in the Restructuring providing for the registration of resales of the Restructured Notes and common stock issuable upon conversion thereof as described under "Terms of Restructured Notes - Registration Rights", above;

                               - consents from the holders of not less that a majority in principal amount of the Existing Notes outstanding (before giving effect to acceptance of the Restructuring) to entry into an indenture supplemental to the indenture for the Existing Notes for the purpose of effecting such modifications to the terms of the Existing Notes as the Company may request and as may be effected with such consent, together with a supplemental indenture providing for such modifications; and

                               - other documentation customary in transactions of this type.

                         (ii)  Minimum Level of Accepting Existing Notes:
                               Delivery, by the close of business on October 30, 2002, of Existing Notes accepting the Restructuring, and the Company's acceptance of such delivery in its sole and absolute discretion, in an aggregate principal amount that will result in the aggregate outstanding principal amount of Existing Notes, excluding Existing Notes that have been so delivered, being not more than $4.3 million.

                         (iii) Common Stock Issuance. Receipt by the Company, on
                               or before the Closing Date, of gross proceeds of at least $5,000,000 from issuance (after January 24, 2002) of the Company's common stock; provided, however, that the amount of such gross proceeds shall be at least $8,000,000 in the event that the Company shall not, on or before November 1, 2002, have consummated a Qualifying Merger.

                         (iv) Pre-Closing Date Conversion Price Reduction. The Company shall have effected the Existing Notes conversion price reduction as provided in paragraph (ii) under "Restructuring Consideration" above.

COMPANY'S RIGHT TO       The Company will have the right, in its sole and
ACCEPT OR REJECT         absolute discretion, (i) to accept or reject any
NOTE DELIVERIES AND      delivery of an Existing Note delivered in acceptance of
CONSUMMATION OF          the Restructuring and (ii) to decline to proceed with
RESTRUCTURING;           the Restructuring or terminate the proposal for the
MODIFICATION OF          Restructuring at any time before its consummation.
TERMS OF                 The Company will also have the right, in its sole and
RESTRUCTURING:           absolute discretion, to modify the terms of the
                         Restructuring at any time before the Closing Date;
                         provided, however, that any holder of Existing Notes will have the right, for a period of not less than three business days after any such modification, to withdraw its acceptance of the Restructuring
                         (notwithstanding the commitment to accept the Restructuring provided for in the Letter of Intent).

TRADING AND LISTING:     Except as provided in the Registration Rights Agreement
                         relating to the Restructured Notes and common stock issuable upon conversion thereof, the Restructured
                         Notes will not be registered under the Securities Act of 1933 and may be transferred only pursuant to an applicable exemption from such registration.

                         Trading of beneficial interests in the Restructured Notes prior to the effectiveness of the registration statement provided for in the Registration Rights Agreement (subject to availability of an applicable exemption from registration under the Securities Act of
                         1933) will be effected only through book-entry transfer of interests held through participants in the depositary for the global note evidencing the Restructured Notes.

                         It is expected that upon effectiveness of the registration statement provided for in the Registration Rights Agreement, the common stock issuable upon conversion of the Restructured Notes will either be listed for trading on the Nasdaq National Market or will trade in the over-the-counter market; however, there can be no assurance that such common stock will qualify for listing on the Nasdaq National Market.

                                    EXHIBIT B

                         FORM OF NOTE PURCHASE AGREEMENT